Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 27, 2017—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2017.

Net income for the three months ended September 30, 2017 was $1.608 million, or $0.33 per share-basic and diluted, down from $1.752 million, or $0.36 per share-basic and diluted for the same quarter in 2016. Net interest income for the third quarter of 2017, after the provision for loan losses, was $6.793 million, approximately 2.4% higher than the same period in 2016. The provision for loan losses for the three months ended September 30, 2017 was negative $74 thousand compared to $183 thousand for the same period in 2016. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 2.98% in the third quarter of 2017 from 3.10% in the same period in 2016. This was due primarily to the decrease in yields on earning assets coupled with a small increase in rates paid on interest bearing deposits.

Non-interest income increased in the third quarter of 2017 by $48 thousand, or 2.3%, while non-interest expenses increased $330 thousand, or 5.0%, compared to the same period in 2016. The increase in non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees. Non-interest expense increased due to an increase in salary and benefit expense of $285 thousand, occupancy expense of $6 thousand and a $39 thousand increase in other operating expenses. The increase in other non-interest expense was due mainly to office supply costs for the quarter.

Net income for the nine months ended September 30, 2017 decreased 4.5% to $4.828 million, or $0.99 per share-basic and diluted, from $5.057 million, or $1.04 per share-basic and diluted, for the nine months ended September 30, 2016. Net interest income for the nine months ended September 30, 2017, after the provision for loan losses, increased 1.2% to $20.648 million from $20.404 million for the same period in 2016. Net interest margin for the nine months ended September 30, 2017, decreased to 3.03% in 2017 from 3.11% in the same period in 2016. The provision for loan losses for the nine months ended September 30, 2017 was a negative $255 thousand compared to $97 thousand in 2016. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and a decrease in loans outstanding.

Non-interest income increased by $381 thousand, or 6.6%, and non-interest expense increased by $1.05 million, or 5.3%, for the nine months ended September 30, 2017 when compared to the same period in 2016. The increase in non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees. Non-interest expense increased primarily due to an increase in salary and benefits costs.

Total assets as of September 30, 2017 increased to $1.026 billion, up $910 thousand, or 0.1%, when compared to December 31, 2016. Deposits decreased by $5.387 million, or 0.7%, and loans, net of unearned income, decreased by $972 million, or 0.2%, when compared to December 31, 2016. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $1.223 million to $12.305 million at September 30, 2017 as compared to $13.528 million at December 31, 2016, due in large part to decreases in other real estate owned and in non-accrual loans partially offset by a slight increase in loans 90 days or more past due and still accruing interest.

During the nine months of 2017, the Company paid dividends totaling $0.72 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In the fourth quarter of 2016, the Bank added a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Nine Months Ending
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
INTEREST INCOME
Loans, including fees	$4,585	$4,864	$4,825	$14,017	$14,344
Investment Securities	2,893	2,919	2,720	8,644	8,287
Other Interest	66	59	29	194	148

	7,544	7,842	7,574	22,855	22,779

INTEREST EXPENSE
Deposits	472	486	448	1,435	1,367
Other borrowed funds	353	344	306	1,027	911

	825	830	754	2,462	2,278

NET INTEREST INCOME	6,719	7,012	6,820	20,393	20,501
PROVISION FOR LOAN LOSSES	-74	-30	183	-255	97

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,793	7,042	6,637	20,648	20,404

NON-INTEREST INCOME
Service charges on deposit accounts	1,116	1,019	1,010	3,177	2,795
Other service charges and fees	703	673	658	1,993	1,852
Other non-interest income	308	431	411	1,014	1,156

	2,127	2,123	2,079	6,184	5,803

NON-INTEREST EXPENSE
Salaries and employee benefits	3,745	3,745	3,460	11,154	10,341
Occupancy expense	1,336	1,339	1,330	3,985	3,867
Other non-interest expense	1,806	1,827	1,767	5,768	5,649

	6,887	6,911	6,557	20,907	19,857

NET INCOME BEFORE TAXES	2,033	2,254	2,159	5,925	6,350
INCOME TAXES	425	471	407	1,097	1,293

NET INCOME	$1,608	$1,783	$1,752	$4,828	$5,057

Earnings per share—basic	$0.33	$0.37	$0.36	$0.99	$1.04

Earnings per share—diluted	$0.33	$0.36	$0.36	$0.99	$1.04

Dividends Paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding-basic	4,882,705	4,883,679	4,869,079	4,877,338	4,864,924
Average shares outstanding-diluted	4,893,148	4,897,893	4,877,693	4,894,750	4,873,240

	For the Period Ended,
	September 30, 2017	June 30, 2017	December 31, 2016
Period End Balance Sheet Data:
Total assets	$1,026,124	$1,017,564	$1,025,214
Total earning assets	939,295	930,708	935,957
Loans, net of unearned income	393,079	389,410	394,051
Allowance for loan losses	3,404	3,506	3,093
Total deposits	754,768	779,926	760,155
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	91,942	92,795	85,059
Book value per share	$18.86	$19.03	$17.42

Period End Average Balance Sheet Data:
Total assets	$1,009,781	$1,008,111	$996,266
Total earning assets	926,107	924,144	928,861
Loans, net of unearned income	393,796	394,855	409,367
Total deposits	767,634	768,494	766,264
Long-term borrowings	20,000	20,928	20,000
Shareholders’ equity	89,693	88,159	91,766

Period End Non-performing Assets:
Non-accrual loans	$7,833	$7,724	$8,879
Loans 90+ days past due and accruing	298	128	206
Other real estate owned	4,174	4,174	4,443

	As of
	September 30, 2017	June 30, 2017	December 31, 2016
Year to Date Net charge-offs as a percentage of average net loans	0.06%	0.05%	0.61%

Year to Date Performance Ratios:
Return on average assets(1)	0.64%	0.64%	0.68%
Return on average equity(1)	7.18%	7.31%	7.34%

Year to Date Net Interest
Margin (tax equivalent)(1)	3.03%	3.06%	3.07%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com